Exhibit 99.1

Ladder Capital Corp Reports Preliminary Financial Results for Fourth Quarter and Year Ended December 31, 2015

NEW YORK--(BUSINESS WIRE)--January 28, 2016--Ladder Capital Corp (NYSE:LADR) (“we,” “Ladder,” or the “Company”) today announced certain preliminary financial results for the fourth quarter and year ended December 31, 2015. All 2015 figures in this release are approximate due to the preliminary nature of this release.

Preliminary 2015 Results

Based on management’s analysis, we expect to report Core Earnings between $47 million and $51 million for the fourth quarter and between $188 million and $192 million for the year ended December 31, 2015 and Core Earnings per Share between $0.41 and $0.47 per share for the fourth quarter and between $1.81 and $1.87 per share for the year ended December 31, 2015. We also expect to report Book Value per share between $14.96 and $15.11 as of December 31, 2015, and between $13.58 and $13.73, adjusted for the stock dividend distributed in January 2016.

These preliminary, unaudited results are based on management's initial review of operations for the fourth quarter and year ended December 31, 2015 and remain subject to the completion of the Company's customary annual closing and review procedures. Final adjustments and other material developments may arise between the date of this press release and the dates that the Company announces fourth quarter and year ended December 31, 2015 results and the filing of the Company's Annual Report on Form 10-K.

Stock Repurchases

Our Board Authorization Policy, adopted by the board of directors on October 30, 2014, authorizes the Company to make up to $50.0 million in repurchases of the Company’s Class A common stock from time to time without further approval. Stock repurchases by the Company are generally made for cash in open market transactions at prevailing market prices but may also be made in privately negotiated transactions or otherwise. The timing and amount of purchases are determined based upon prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical facts, and involve certain risks and uncertainties, as well as assumptions. Investors are cautioned to review the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the Securities and Exchange Commission.

CONTACT:
Investor Contact
Ladder Capital Corp Investor Relations
(917) 369-3207
investor.relations@laddercapital.com